================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                               (Amendment No. __)*


                              New Ireland Fund Inc.
              -----------------------------------------------------
                                (Name of Issuer)

                                  common stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    645673104
              -----------------------------------------------------
                                 (CUSIP Number)


                               31st December, 2005
              -----------------------------------------------------
             (Date of Event Which requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 Pages

CUSIP No. 645673104           Schedule 13G             Page 2 of 9 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bank of Ireland Asset Management Limited

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          307,449
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            307,449
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     307,449

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.5%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 645673104           Schedule 13G             Page 3 of 9 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Governor and Company of the Bank of Ireland

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          320,058
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            320,058
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     320,058

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 645673104           Schedule 13G             Page 4 of 9 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BIAM Holdings

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          320,058
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            320,058
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     320,058

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.8%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 645673104           Schedule 13G             Page 5 of 9 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bank of Ireland Asset Management (U.S.) Limited

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,609
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,609
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,609

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 645673104           Schedule 13G             Page 6 of 9 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            The New Ireland Fund Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                  The New Ireland Fund, Inc.
                  c/o PFPC Inc.
         99 High Street
         27th Floor
         Boston, MA 02110
--------------------------------------------------------------------------------
Item 2.

(a)  Name of Person Filing.

This Statement is being filed by and on behalf of Bank of Ireland Asset Management Limited ("BIAML), The Governor and Company of the Bank of Ireland (the "Bank of Ireland"), BIAM Holdings("BIAMH") and Bank of Ireland Asset Management (U.S.) Limited ("BIAMUS") (collectively, the "Reporting Persons").


(b) Address of Principal Business Office:

The principal business address of BIAML and BIAMH is 40 Mespil Road, Dublin 4, Ireland

The principal business address of Bank of Ireland is Head Office, Lower Baggot Street, Dublin 2, Ireland.

The principal business address of BIAMUS is 75 Holly Hill Lane, Greenwich Connecticut, 06830


(c)  Citizenship or Place of  Organization:

Bank of Ireland, BIAML, BIAMH and BIAMUS are Irish companies.


d) Title of Class of Securities:

This Statement relates to the shares of common stock, $.01 par value, of The New Ireland Fund Inc.

(e)  CUSIP Number: The CUSIP number is 645673104.

CUSIP No. 645673104            SCHEDULE 13G              Page 7 of 9 Pages

-------------------------------------------------------------------------------
Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

-------------------------------------------------------------------------------
Item 4.     Ownership.

(a) and (b). Amount Beneficially Owned and Percent of Class:

As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 320,058 shares of Common Stock which equates to approximately 6.8% of the outstanding shares(the percentage of shares of Common Stock owned being based upon 4,696,761 shares of Common Stock outstanding at January 18, 2006.


BIAML has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements.

BIAMUS has direct beneficial ownership of the shares of Common Stock which it it purchased to provide seed capital to the Issuer.

BIAMH, as the controlling member of BIAML and BIAMUS, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAML and BIAMUS. Bank of Ireland, as the sole shareholder of BIAMH, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAMH.

As used herein, "beneficial ownership" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

CUSIP No. 645673104             SCHEDULE 13G              Page 8 of 9 Pages


(c) Power to vote or dispose.

BIAML has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 307,449 shares of Common Stock.

BIAMUS has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 12,609 shares of Common Stock.
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ____

Not Applicable.

--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

The item 3 classification of each Reporting Person is as follows:

BIAML is an Irish investment adviser authorised by the Irish Financial Services Regulatory Authority and is making this filing in accordance with Rule 13d-1(d).

BIAMUS, an affiliate of BIAML, is an investment adviser under Section 203 of the Investment Advisers Act,1940 and is making this filing in accordance with Rule 13d-1(b).

BIAMH is a parent holding company or control person of BIAML and BIAMUS and is making this filing in accordance with Rule 13d-1(d).

The Bank of Ireland is a parent holding company or control person of BIAMH and is making this filing in accordance with Rule 13d-1(d).


--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.


Not Applicable


--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

Not Applicable.

--------------------------------------------------------------------------------
Item 10.  Certifications.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 645673104             SCHEDULE 13-G              Page 9 of 9 Pages


                                   SIGNATURE.


After reasonable inquiry and to the best of its or his knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: January 18, 2006



                              THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

                         By:  /s/ John Murphy
                              ----------------------------------
                              John Murphy
                              Group Head of Regulatory Risk & Compliance


                              BIAM Holdings

                         By:  /s/ Sean O'Dwyer
                              ----------------------------------
                              Sean O'Dwyer
                              Director


                              Bank of Ireland Asset Management Limited

                         By:  /s/ Sean O'Dwyer
                              ----------------------------------
                              Sean O'Dwyer
                                 Director


                              Bank of Ireland Asset Management (U.S.) Limited

                         By:  /s/ Rosemary Mahon
                              ----------------------------------
                              Rosemary Mahon
                              Director